As filed with the Securities and Exchange Commission on February 2, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIFTH THIRD BANCORP

(Exact name of issuer as specified in its charter)

Ohio	31-0854434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

Fifth Third Bancorp 2014 Incentive Compensation Plan

(Full title of the plan)

Copy To:
Saema Somalya, Esq. Fifth Third Bancorp 38 Fountain Square Plaza MD 10909F Cincinnati, Ohio 45263 (513) 534-4300	H. Samuel Lind, Esq. Fifth Third Bancorp 38 Fountain Square Plaza MD 10909F Cincinnati, Ohio 45263 (513) 534-4300 (513) 534-6757 (fax)

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, no par value per share	3,250,000 shares	$26.205(2)	$85,166,250.00(2)	$9,870.77

(1)	The shares of Fifth Third Common Stock covered by this registration statement are shares that may be issued under the Fifth Third Bancorp 2014 Incentive Compensation Plan (the “Plan”) pursuant to the share counting provisions of the Plan upon the cancellation, expiration, forfeiture, or other termination of awards without delivery of shares. Pursuant to Rule 416(a), this registration statement also covers such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and (h), based upon the average of the high and low prices of Fifth Third Common Stock as reported on The Nasdaq Global Select Market on January 31, 2017.

Explanatory Note

Fifth Third Bancorp (the “Registrant”) is filing this Registration Statement on Form S-8 solely in order to register 3,250,000 shares of its common stock, no par value, available for issuance under the Registrant’s 2014 Incentive Compensation Plan (the “Plan”) pursuant to the share counting provisions of the Plan upon the cancellation, expiration, forfeiture, or other termination of awards without delivery of shares. The Registrant previously registered 36,000,000 shares of its common stock eligible for issuance under the Plan on its Form S-8 Registration Statement No. 333-197320 (the “Prior Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on July 9, 2014. In accordance with Instruction E to Form S-8, the Registrant incorporates herein by reference the contents of the Prior Registration Statement.

Part II	Information Required in the Registration Statement.

Item 3.	Incorporation of Documents by Reference.

The following documents, as filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended, are incorporated herein by reference and made a part hereof:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended by Amendment No. 1 on Form 10-K/A filed on November 9, 2016;

(2)	the Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, as amended by Amendment No. 1 on Form 10-Q/A filed on November 9, 2016; Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, as amended by Amendment No. 1 on Form 10-Q/A filed on November 9, 2016; and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016;

(3)	the Registrant’s Current Reports on Form 8-K filed with the SEC on January 14, 2016, March 2, 2016, March 10, 2016, March 16, 2016, April 11, 2016, April 12, 2016, April 20, 2016 (as amended by Form 8-K/A filed on June 22, 2016), July 14, 2016, July 28, 2016 (filed at 7:18 a.m.), August 3, 2016, September 2, 2016, September 13, 2016, September 21, 2016 (as amended by Form 8-K/A filed on December 22, 2016), November 3, 2016 (filed at 5:20 p.m.), November 22, 2016, December 16, 2016, and December 22, 2016;

(4)	the Registrant’s Proxy Statement on Schedule 14A filed with the SEC on March 10, 2016; and

(5)	the description of the Registrant’s Common Stock contained in a registration statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents, except for information furnished in any such filings, which information is not deemed filed and is not incorporated by reference herein.

Item 6.	Indemnification of Directors and Officers.

Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following (a) any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper; and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

In addition, Section 1701.13(E)(5)(a) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of the Registrant.

The code of regulations of the Registrant provides that the Registrant shall indemnify each director and each officer of the Registrant, and each person employed by the Registrant who serves at the written request of the President of the Registrant as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law, subject to the limits of applicable federal law and regulation. The Registrant may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law, subject to the limits of applicable federal law and regulation.

The Registrant carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 8.	Exhibits.

Exhibit	Description of Exhibit

4.1	Fifth Third Bancorp 2014 Incentive Compensation Plan*

5.1	Opinion of Counsel employed by Fifth Third Bancorp*

23.1	Consent of Counsel employed by Fifth Third Bancorp (included in Exhibit 5.1)*

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on signature page of this Registration Statement).

*	Incorporated by reference and as previously filed. See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on February 1, 2017.

FIFTH THIRD BANCORP

By:	/s/ GREG D. CARMICHAEL
Greg D. Carmichael
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GREG D. CARMICHAEL, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ GREG D. CARMICHAEL	Date: February 1, 2017
Greg D. Carmichael
President and Chief Executive Officer

Principal Financial Officer:

/s/ TAYFUN TUZUN	Date: February 1, 2017
Tayfun Tuzun
Executive Vice President and Chief Financial Officer

Principal Accounting Officer:

/s/ MARK D. HAZEL	Date: February 1, 2017
Mark D. Hazel
Senior Vice President and Controller

Directors of the Company:

/s/ NICHOLAS K. AKINS	Date: February 1, 2017
Nicholas K. Akins

Date: February , 2017
B. Evan Bayh III

Date: February , 2017
Jorge L. Benitez

Date: February , 2017
Katherine B. Blackburn

/s/ EMERSON L. BRUMBACK	Date: February 1, 2017
Emerson L. Brumback

Date: February , 2017
Jerry W. Burris

/s/ GREG D. CARMICHAEL	Date: February 1, 2017
Greg D. Carmichael

/s/ GARY R. HEMINGER	Date: February 1, 2017
Gary R. Heminger

/s/ JEWELL D. HOOVER	Date: February 1, 2017
Jewell D. Hoover

Date: February , 2017
Eileen A. Mallesch

/s/ MICHAEL B. MCCALLISTER	Date: February 1, 2017
Michael B. McCallister

Date: February , 2017
Hendrik G. Meijer

/s/ MARSHA C. WILLIAMS	Date: February 1, 2017
Marsha C. Williams

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

4.1	Fifth Third Bancorp 2014 Incentive Compensation Plan (filed as Annex A to the Registrant’s Proxy Statement dated March 6, 2014 relating to the Registrant’s 2014 Annual Meeting of Shareholders, and incorporated by reference herein) *

5.1	Opinion of Counsel employed by Fifth Third Bancorp (filed as Exhibit 5.1 to the Prior Registration Statement, and incorporated by reference herein)*

23.1	Consent of Counsel employed by Fifth Third Bancorp (included in Exhibit 5.1 to the Prior Registration Statement, and incorporated by reference herein)*

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on signature page of this Registration Statement

*	Incorporated by reference and as previously filed.